STATE OF DELAWARE

CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION OF

ADVANCED BATTERY TECHNOLOGIES, INC.

Advanced Battery Technologies, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“GCL”), does hereby certify:

FIRST:  That at a meeting on May 7, 2009 duly called for that purpose, the Board of Directors of the Corporation duly adopted a resolution setting forth a proposed amendment of the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing that the amendment proposal be considered at the next annual meeting of the stockholders.  The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this Corporation be amended as follows:

By changing Article Fourth, Section (A) thereof so that, as amended, said Article Fourth, Section (A) shall be and read as follows:

(A) The aggregate number of shares of stock which the Corporation shall have the authority to issue is one hundred fifty five million (155,000,000) shares, consisting of one hundred fifty million (150,000,000) shares of Common Stock with $.001 par value and five million (5,000,000) shares of Preferred Stock with $.001 par value.  The Board of Directors is authorized, subject to limitations prescribed by law and the provisions hereof, to provide for the issuance from time to time of Preferred Stock in one or more series, and by filing a certificate pursuant to '151 of the Delaware General Corporation Law, as amended and supplemented from time to time, to establish the number of shares to be included in each such series, and fix the voting powers, designations, preferences, rights, qualifications, limitations and restrictions of the shares of each such series not fixed hereby.  The aforesaid authorization of the Board shall include, but not be limited to, the power to provide for the issuance of shares of any series of Preferred Stock convertible, at the option of the holder or of the corporation or both, into shares of any other class or classes or of any series of the same or any other class or classes.

SECOND:  That thereafter, at the next annual meeting of the stockholders, a vote of the stockholders entitled to vote thereon was taken for or against the proposed amendment, and a majority of the outstanding shares of common stock, being the only class of stock entitled to vote thereon, was voted in favor of the amendment.

THIRD:  That said amendment was duly adopted in accordance with the provisions of Section 242 of the GCL.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this 25th day of June 2009.

ADVANCED BATTERY TECHNOLOGIES, INC.

By:	/s/ Zhiguo Fu
Zhiguo Fu
Chief Executive Officer